                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                PINKERTON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            [LOGO OF PINKERTON (R)]

                                                                 WORLD SUPPORT
                                                                 CENTER
                                                                 15910 Ventura
                                                                 Boulevard
                                                                 Suite 900
                                                                 Encino, CA
                                                                 91436-2810

                                                                 March 23, 1998

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Pinkerton's, Inc. on Thursday, April 30, 1998, at 2:00 p.m., local time. The meeting will be held at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California.

  At the meeting, stockholders will be asked to vote for the election of three directors for a term of three years, to approve an amendment to the 1995 Pinkerton Performance and Equity Incentive Plan to increase the number of shares with respect to which awards may be made under the plan, and to ratify the appointment of the Company's independent auditors.

  We hope you will be able to attend the Annual Meeting personally. Your vote is important. To ensure that your shares are represented, even if you plan to attend the meeting in person, we ask that you complete, date, sign and return the enclosed proxy card in the accompanying envelope today.

  Stockholders of record at the close of business on March 4, 1998 will be entitled to vote at the meeting. A copy of the Company's Annual Report for the fiscal year ended December 26, 1997 is being delivered herewith to each stockholder of the Company.

  We sincerely appreciate your interest in Pinkerton and look forward to seeing you on Thursday, April 30, 1998.

                                          Sincerely,




    /s/ Thomas W. Wathen                                   /s/ Denis R. Brown
      Thomas W. Wathen                                       Denis R. Brown
    Chairman of the Board                                  President and Chief
                                                            Executive Officer

                               PINKERTON'S, INC.
                            15910 VENTURA BOULEVARD
                                   SUITE 900
                         ENCINO, CALIFORNIA 91436-2810

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1998

                               ----------------
To the Stockholders of
 PINKERTON'S, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pinkerton's, Inc. (the "Company") will be held at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California on Thursday, April 30, 1998, at 2:00 p.m., local time, to consider and vote on the following proposals, as more fully described in the attached Proxy Statement:

    1. To elect three directors of the Company for a term of three years;

    2. To approve an amendment to the 1995 Pinkerton Performance and Equity Incentive Plan to increase the number of shares with respect to which awards may be made under the plan;

    3. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 25, 1998; and

    4. To consider and transact such other business as may properly come before the Annual Meeting.

  Stockholders of the Company of record at the close of business on March 4, 1998 are entitled to receive notice of and to vote at the Annual Meeting or at any adjournment thereof.

  The Company's 1997 Annual Report to Stockholders and the Company's Proxy Statement relating to actions to be taken at the Annual Meeting are enclosed with this notice. The Annual Report is not incorporated in, and is not considered a part of, the proxy solicitation material.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU FOLLOW THE PROCEDURE IN THE PROXY STATEMENT, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors


                                          /s/ C. Michael Carter
                                          C. Michael Carter
                                          Corporate Secretary
Encino, California
March 23, 1998

                               PINKERTON'S, INC.
                            15910 VENTURA BOULEVARD
                                   SUITE 900
                         ENCINO, CALIFORNIA 91436-2810

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 SOLICITATION

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Pinkerton's, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 30, 1998, at 2:00 p.m., local time, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California, or at any adjournment of such meeting. The Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 23, 1998. The cost of solicitation of proxies for the Annual Meeting, including reasonable expenses of brokers and others for forwarding proxy materials to beneficial owners of shares, will be paid by the Company. Solicitation will be made primarily by mail, and may also be made by any form of telecommunication by officers or by other employees of the Company.

  The shares represented by the enclosed proxy will be voted at the Annual Meeting in accordance with the instructions contained therein if properly executed and delivered. If no choice is specified, shares represented by properly executed and delivered proxies will be voted in accordance with the recommendations of the Board of Directors set forth herein and, with respect to any other item of business that may come before the Annual Meeting, in accordance with the best judgment of the proxy holders. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing either a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company at 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810. Proxies may also be revoked by any stockholder present at the Annual Meeting who elects to vote his or her shares in person after giving the Secretary of the Annual Meeting notice in writing that the proxy is revoked.

VOTING INFORMATION

  Only stockholders of record at the close of business on March 4, 1998 are entitled to receive notice of and to vote at the Annual Meeting. On the record date, 12,596,587 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were outstanding and eligible to vote. Effective August 27, 1997, the Company's outstanding Common Stock was split on a three-for-two basis. The split was accomplished by means of a stock dividend whereby each holder of Common Stock received one new share for each two shares held. All share figures set forth in this proxy statement have, to the extent appropriate, been adjusted to reflect this split. The holders of Common Stock on the record date are entitled to one vote for each share of Common Stock held upon all matters to be considered at the Annual Meeting, or at any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at or to act as secretary of such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

  The holders of Common Stock do not have the right to cumulative voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon is required for approval of each proposal submitted to stockholders for consideration, other than the election of directors. With regard to the election of directors, votes may be cast in favor or withheld. The three nominees for director receiving the highest number of votes cast by stockholders entitled to vote for the election of directors will be elected. Proxies will be received and tabulated by the registrar and transfer agent for the Common Stock. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are each included in the determination of the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table and notes thereto set forth certain information regarding the beneficial ownership of Common Stock, as of March 4, 1998 unless otherwise indicated, by all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

            NAME AND ADDRESS          AMOUNT AND NATURE OF    PERCENT OF COMMON
          OF BENEFICIAL OWNER       SHARES BENEFICIALLY OWNED STOCK OUTSTANDING
          -------------------       ------------------------- -----------------
      Thomas W. Wathen (1)........          3,757,010               29.7
       15910 Ventura Blvd.
       Suite 900
       Encino, CA 91436
      The Capital Group Companies,
       Inc./
       Capital Research and
       Management Company/
       SMALLCAP World Fund, Inc.
        (2).......................            810,000                6.4
       333 South Hope Street
       Los Angeles, CA 90071
      Southeastern Asset
       Management, Inc.(3)........          1,357,600               10.8
       6075 Poplar Avenue
       Suite 900
       Memphis, TN 38119
      Tweedy, Browne Company
       L.P./TBK Partners, L.P./
       Vanderbilt Partners,
        L.P.(4)...................            989,898                7.9
       52 Vanderbilt Avenue
       New York, NY 10017

--------
(1) Mr. Wathen is Chairman of the Board of Directors of the Company. The Thomas W. Wathen Trust (the "Trust"), the Thomas W. Wathen Charitable Remainder Unitrust (the "Unitrust") and the Thomas W.

    Wathen Foundation (the "Foundation") held of record 3,681,415 shares, 21,723 shares and 21,622 shares of Common Stock, respectively. The Trust is a revocable trust for which Mr. Wathen is the settlor, trustee and beneficiary; the Unitrust is an irrevocable trust for which Mr. Wathen is the settlor, trustee and 6% income beneficiary; and the Foundation is an irrevocable trust for which Mr. Wathen is the settlor and trustee. Mr. Wathen has sole voting and investment power with respect to all shares shown as beneficially owned. Also included are 32,250 shares of Common Stock issuable under options exercisable currently or within sixty days.
(2) As of December 31, 1997, based on public filings. According to public filings, The Capital Group Companies, Inc. ("Capital Group"), a parent holding company of a group of investment management companies, Capital Research and Management Company ("Capital R&M"), an investment adviser registered under the Investment Advisers Act of 1940 which is wholly owned by Capital Group, and SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940 which is advised by Capital R&M, are or may be deemed to be beneficial owners of these shares.
(3) As of December 31, 1997, based on public filings. According to public filings, Southeastern Asset Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 654,600 of such shares, shared voting power over 587,000 of such shares, no voting power over 116,000 of such shares, sole dispositive power over 770,600 of such shares, and shared voting and dispositive power over 587,000 of such shares.
(4) Based on latest available public filings. According to public filings, Tweedy, Browne Company L.P., TBK Partners, L.P. and Vanderbilt Partners L.P. disclaim membership in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. According to public filings, Tweedy, Browne Company L.P., a broker-dealer and investment adviser registered with the Securities and Exchange Commission, has sole voting power over 876,225 of such shares and shared dispositive power over 989,898 such shares, TBK Partners, L.P. has sole voting and dispositive power over 23,250 such shares, and Vanderbilt Partners, L.P. has sole voting and dispositive power over 18,150 such shares.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table and notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 4, 1998 by each of the current directors and nominees of the Company, the current executive officers named in the Summary Compensation Table, and by all directors and current executive officers of the Company as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable. A single asterisk denotes beneficial ownership of less than one percent.

                                                    AMOUNT AND      PERCENT OF
      NAME OR NUMBER OF                          NATURE OF SHARES  COMMON STOCK
      PERSONS IN GROUP                          BENEFICIALLY OWNED OUTSTANDING
      -----------------                         ------------------ ------------
      Thomas W. Wathen.........................     3,757,010(1)       29.7
      Denis R. Brown...........................       382,500(2)        2.9
      C. Michael Carter........................        66,375(3)        *
      James P. McCloskey.......................        69,874(4)        *
      Don W. Walker............................       103,866(5)        *
      Michael A. Stugrin.......................         3,375(3)        *
      Peter H. Dailey..........................        23,250(6)        *
      John A. Gavin............................        16,500(3)        *
      James R. Mellor..........................           480           *
      Gerald D. Murphy.........................        25,054(7)        *
      J. Kevin Murphy..........................        20,400(8)        *
      Robert H. Smith..........................        20,000(9)        *
      William H. Webster.......................        16,500(3)        *
      All directors and executive officers
       as a group (16 persons).................     4,512,368(10)      33.8

--------
 (1) See footnote (1) under "Security Ownership of Certain Beneficial Owners."
 (2) Includes 371,250 shares subject to options exercisable currently or within sixty days.
 (3) Consists of shares subject to options exercisable currently or within sixty days.
 (4) Includes 66,374 shares subject to options exercisable currently or within sixty days.
 (5) Includes 84,375 shares subject to options exercisable currently or within sixty days.
 (6) Includes 21,750 shares subject to options exercisable currently or within sixty days.
 (7) Includes 24,000 shares subject to options exercisable currently or within sixty days.
 (8) Includes 20,250 shares subject to options exercisable currently or within sixty days.
 (9) Mr. Smith has shared voting and investment power with respect to 4,500 of such shares. Includes 16,500 shares subject to options exercisable currently or within sixty days.
(10) Includes 745,683 shares subject to options exercisable currently or within sixty days.

1999 STOCKHOLDER PROPOSALS

  Any proposal that a stockholder intends to present at the Company's 1999 annual meeting of stockholders must be received by the Company at its principal executive office not later than November 23, 1998, to be considered for inclusion in the Company's proxy materials for that meeting. To ensure prompt receipt of the stockholder proposals by the Company, the proposals should be sent by certified mail, return receipt requested, to Pinkerton's, Inc., 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810, Attention: Corporate Secretary. Submission by a stockholder of a proposal does not guarantee its inclusion in the proxy material. Proposals must comply with the Company's By-Laws and federal proxy rules and any applicable state rules relating to stockholder proposals to be included in the Company's 1999 proxy solicitation material.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

  The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes as nearly equal in number as possible, and the members of each class are elected for a term of three years. One class of directors is elected annually. The Board of Directors currently has nine members, three of whom are Class I Directors with terms expiring at this year's Annual Meeting, namely, Gerald D. Murphy, J. Kevin Murphy and William
H. Webster. The Company's By-Laws authorize the appointment of nine directors for the Board. Accordingly, at this year's Annual Meeting, three directors are to be elected as Class I Directors to serve for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2001 and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

  Each of the three nominees, Gerald D. Murphy, J. Kevin Murphy and William H. Webster, is an incumbent director and has consented to continue to serve as a director if elected. If at the time of the Annual Meeting any of such nominees should be unable or should decline to serve, the discretionary authority provided in the proxies received will be exercised to vote for a substitute nominee or nominees as designated by the Board of Directors, unless otherwise instructed. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

  The three nominees to the Board of Directors receiving the highest number of votes cast by stockholders entitled to vote at the Annual Meeting will be elected.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF GERALD D. MURPHY, J. KEVIN MURPHY AND WILLIAM H. WEBSTER AS CLASS I DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

  Gerald D. Murphy (70) has been a director of the Company or of its predecessor corporation since 1975. Since 1964, Mr. Murphy has served as Chairman of the Board and Chief Executive Officer of ERLY Industries, Inc. (formerly Early California Industries), a publicly held international agribusiness that owns 81% voting control of American Rice, Inc. and 100% of Chemonics Industries, Inc. Mr. Murphy also served as Chairman of the Board of Directors of American Rice, Inc. since 1991, and serves as a director for Sizzler, Inc., Wynn's International, Inc. and Leisure Technology, Inc. Mr. Murphy was a member of the Compensation Committee of the Company's Board of Directors throughout 1996 and through February 1997, after which he became a member of the Audit Committee instead.

  J. Kevin Murphy (71) has been a director of the Company since October 1990. Mr. Murphy is currently a business consultant to various companies. He has been a member of the Board of Trustees of St. Mary College in Leavenworth, Kansas since October 1996. He served as a director of Health Systems International, Inc., from February 1994 until April 1997, and served as Vice Chairman and a director of Qual-Med Inc., from 1990 to

February 1994. Mr. Murphy was President of 655 Associates, Inc., a crisis management and management consulting firm from 1985 to 1991, and is a past president of Purolator Courier Corporation and Trailways, Inc. Mr. Murphy is Chairman of the Strategic Planning and Marketing Committee and a member of the Compensation Committee of the Company's Board of Directors.

  William H. Webster (74) has been a director of the Company since August 1992 and a partner of the law firm of Milbank, Tweed, Hadley & McCloy since September 1991. Judge Webster is a director of Anheuser-Busch Companies, Inc., Maritz, Inc., TLC Beatrice International Holdings, Inc. and Next WAVE Telecom, Inc. From May 1987 to September 1991, he served as the Director of Central Intelligence and directed the Central Intelligence Agency. From February 1978 to May 1987, Judge Webster served as the Director of the Federal Bureau of Investigation. In 1970, Judge Webster was appointed a Judge of the United States District Court for the Eastern District of Missouri, and in 1973 was elevated to the United States Court of Appeals for the Eighth Circuit. Judge Webster is a member of the Audit and Nominating Committees of the Company's Board of Directors.

BIOGRAPHICAL INFORMATION OF CONTINUING DIRECTORS

  Denis R. Brown (58) was elected the President and Chief Executive Officer and a director (currently, Class II) of the Company in April 1994. Prior to joining the Company, Mr. Brown served at Concurrent Computer Corporation as Chairman of the Board and Chief Executive Officer from April 1992 until August 1993, as Chairman of the Board, President and Chief Executive Officer from July 1991 until April 1992, and as Vice Chairman of the Board, President and Chief Executive Officer from September 1990 until July 1991. Mr. Brown served as President and Chief Executive Officer of Penn Central Industries Group from May 1985 until January 1990. Prior to joining Penn Central, Mr. Brown spent 15 years with ITT Corporation, serving as Corporate Vice President and Group Executive of the Defense Space Group and as President of the Defense Communications Division. Mr. Brown is also serving as a director of Farr Company, a producer and distributor of filters and filtration systems, and CalMat Co., a construction materials supplier and property development and management company. Mr. Brown is a member of the Strategic Planning and Marketing Committee of the Company's Board of Directors.

  Peter H. Dailey (67) has been a director (currently, Class II) of the Company since February 1990. Mr. Dailey is the Chairman of Enniskerry Financial Ltd., a private investment company. Mr. Dailey was Vice Chairman, director and principal stockholder of the Interpublic Group of Companies, a holding company for advertising agencies from 1984 to 1985 and the Chairman and Chief Executive Officer of Memorex Telex N.V., and served as the Chief Executive Officer of Memorex Telex Corporation from 1995 to 1997 to assist with that Company's reorganization under Chapter 11 of the United States Bankruptcy Code filed in October 1996. Mr. Dailey is currently a director of Chicago Title and Trust Company, Jacobs Engineering Group, Inc., Sizzler International, and The Wirthlin Group. Mr. Dailey has served as Ambassador to Ireland and as Special Presidential Envoy to NATO countries for intermediate nuclear weapons negotiations. Mr. Dailey also served as a member of the eleven-member Presidential Advisory Committee on Arms Control and Disarmament. He was appointed by President Reagan and reaffirmed by President Bush in the same capacity. From 1985 to 1988, he served in the Central Intelligence Agency as Counselor to William Casey, Director of Central Intelligence. He also served as the principal media strategist in the election campaigns of President Nixon in 1972, President Reagan in 1980, and the primary campaign of President Ford in 1976. In 1984, he served as Senior Advisor to the re-election campaign of President Reagan. Prior to government service, he was a director of Walt Disney Productions and Cement Roadstone Corporation PLC of Ireland. Mr. Dailey is a member of the Audit and Nominating Committees of the Company's Board of Directors.

  John A. Gavin (66) has been a director (currently, Class III) of the Company since April 1993. Mr. Gavin is the founder and has been the Chairman of Gamma Services, Inc., an international venture capital and consulting firm since 1989. Mr. Gavin has served as a Managing Director of Hicks, Muse, Tate & Furst (Latin America) since 1995, and serves as a director of Atlantic Richfield Corporation, Dresser Industries, Wirekraft Holdings Corp., Krause's Furniture Co., the Hotchkis & Wiley Funds, Apex Mortgage Company, and FEDCO. From 1987 to 1990, Mr. Gavin served as President of Univisa Satellite Communications, a Spanish-speaking broadcast communications network, and from 1986 to 1987 he was a Vice President of Atlantic Richfield Corporation. In 1981, Mr. Gavin was appointed Ambassador to Mexico by President Reagan and served in this capacity until 1986. Mr. Gavin was also U.S. Advisor to the Secretary General of the Organization of American States from 1961 through 1974. He remains a consultant to the U.S. State Department. Mr. Gavin is Chairman of the Compensation Committee and a member of the Nominating and Strategic Planning and Marketing Committees of the Company's Board of Directors.

  James R. Mellor (67) has been a director (currently, Class II) of the Company since December 1996. Mr. Mellor retired as the Chairman and Chief Executive Officer of General Dynamics Corporation on May 31, 1997. He became President and Chief Operating Officer in 1991 and President and Chief Executive Officer in 1993, and was elected Chairman in 1994. Mr. Mellor has served at General Dynamics Corporation as a director since 1981. He also served as Executive Vice President--Commercial Systems and Corporate Planning from 1981 to 1982, then as Executive Vice President--Corporate Planning and International until 1983, then as Executive Vice President for Marine, Business Systems and Corporate Planning until 1986, and then as Executive Vice President--Marine, Land Systems and International until 1991. Before joining General Dynamics Corporation, Mr. Mellor was President and Chief Operating Officer of AM International, Inc. and a director there since 1977. Prior to that he spent 18 years with Litton Industries in a variety of management and engineering positions. Mr. Mellor also serves as a director of U.S. Surgical Corporation, Bergen Brunswig Corporation, and Computer Sciences Corporation. Mr. Mellor is a member of the Compensation Committee of the Board of Directors.

  Robert H. Smith (62) has been a director (currently, Class III) of the Company since April 1993. Mr. Smith has served as Managing Director of Smith & Crowley, Inc., an investment banking firm specializing in banks since 1993. He serves as a director of Edison International, J. G. Boswell Co., Oasis Residential, Inc., and Marine National Bank. From 1961 to 1992, Mr. Smith served in numerous managerial positions with Security Pacific National Bank and Security Pacific Corporation. From July 1991 until April 1992, he served as Chairman of the Board and Chief Executive Officer of Security Pacific Corporation and Chairman of the Board of Security Pacific National Bank. Mr. Smith also served during 1992 as a member of the Board and President and Chief Operating Officer of BankAmerica Corporation and Bank of America NT & SA. Mr. Smith is Chairman of the Audit Committee and a member of the Compensation Committee of the Company's Board of Directors.

  Thomas W. Wathen (68) has been a director (currently, Class III) of the Company since 1988. Mr. Wathen joined California Plant Protection, Inc. ("CPP") in 1963 and served on a full-time basis as President, Chief Executive Officer and Chairman of the Board of CPP from 1964 to January 1988. Since the acquisition of "old" Pinkerton's, Inc. by CPP in January 1988, Mr. Wathen has served as President (until October 1990 and from July 1992 until April 1994), Chief Executive Officer (until April 1994) and Chairman of the Board of the Company. For the five years prior to joining CPP, Mr. Wathen served as a security representative for North American Aviation and as a security director for RCA and Mattel Toys. From 1951 to 1958, Mr. Wathen served as an industrial security officer for the United States Air Force and special agent for the Department of Defense. Mr. Wathen is Chairman of the Nominating Committee and a member of the Strategic Planning and Marketing Committee of the Company's Board of Directors.

CORPORATE GOVERNANCE

  The Board of Directors, which held a total of eight meetings (six regular and two special) in 1997, is currently composed of nine members. If all the nominees are elected by the stockholders at the Annual Meeting, the composition of the Board will be seven directors whose principal occupation or employment is and has been outside the Company, one director who is currently an executive officer of the Company and one director who is a past President and Chief Executive Officer of the Company.

  In addition to membership on the Board, every director served on one or more of four Committees of the Board in 1997. The directors spend a considerable amount of time preparing for Board and Committee meetings and, in addition, are called upon for their counsel between meeting dates. In 1997, each director attended at least 75% of the total of the meetings of the Board and the Committees of which he was a member, except Mr. Dailey, who attended 71% of such meetings.

  As permitted under Delaware Law and the Restated Certificate of Incorporation and By-Laws of the Company, the Board of Directors has established and delegated certain authority and responsibility to four standing committees: the Audit Committee; the Compensation Committee; the Nominating Committee; and the Strategic Planning and Marketing Committee. The Board annually reviews the authority and responsibility delegated to each Committee at the organizational meeting of the full Board immediately following the annual meeting of the Company's stockholders. The table below shows current Committee membership. An asterisk denotes Chairman of the Committee.

                                                                  STRATEGIC
                                                                 PLANNING AND
         AUDIT           COMPENSATION         NOMINATING          MARKETING
       COMMITTEE           COMMITTEE          COMMITTEE           COMMITTEE
   ------------------   ---------------   ------------------   ----------------
   Peter H. Dailey      John A. Gavin*    Peter H. Dailey      Denis R. Brown
   Gerald D. Murphy     James R. Mellor   John A. Gavin        John A. Gavin
   Robert H. Smith*     J. Kevin Murphy   Thomas W. Wathen*    J. Kevin Murphy*
   William H. Webster   Robert H. Smith   William H. Webster   Thomas W. Wathen

  The principal responsibilities of the Audit Committee include the review of all financial statements and notes thereto contained in public filings and releases, matters pertaining to the selection, compensation and independence of the Company's independent accountants, internal accounting controls and procedures, including the performance of the Company's Internal Audit Department, and the capital uses and needs of the Company. The Audit Committee held four meetings during 1997.

  The annual and long-term compensation of the Company's Named Officers (as defined hereinafter) and Corporate Vice Presidents is determined by the Compensation Committee. The Committee also has oversight of the incentive compensation plans and benefit programs for the Company's officers, administers the Company's stock incentive plans, and with a member of management administers the Company's Supplemental Retirement Income Plan (the "SRIP"). The Committee is comprised entirely of outside, independent directors. The Committee also has responsibility for management development and succession programs. The Compensation Committee met seven times during 1997.

  The Nominating Committee identifies, examines and recommends to the full Board those candidates it believes possess the professional expertise and demonstrated excellence and integrity to be nominated as directors to fill vacancies on the Board, newly created directorships and expired terms of directors. The Nominating Committee would also review any nomination for the Board made by a stockholder. Under the Company's By-Laws, a stockholder may nominate a person for election to the Board by sending the Corporate Secretary written notice 50 to 75 days in advance of the annual meeting, or within ten days following the public disclosure or notice to stockholders of the annual meeting if such disclosure or notice is less than 60 days in advance of the meeting. The stockholder's notice must include certain information prescribed by the By-Laws to be valid. The Committee also makes recommendations to the Board regarding its committees and their membership (other than the Committee's own membership) and chairmanship (except the Compensation Committee elects it own chairman). The Nominating Committee met twice during 1997.

  The Strategic Planning and Marketing Committee oversees the development and implementation of the Company's ongoing five-year strategic plans and reviews and discusses with management significant developments within the sales and marketing area. The Committee reviews Company achievement of strategic objectives and compares actual performance to plan and examines potential strategic alliances for the Company through joint ventures, business combinations and similar means. The Strategic Planning and Marketing Committee held four meetings in 1997.

DIRECTORS' COMPENSATION

  Non-employee directors (other than Mr. Wathen) receive a quarterly fee of $5,500, plus a quarterly fee of $750 for each Committee chairmanship they hold and also receive $1,000 per Board or Committee meeting attended (in person or by telephone). In addition, the Company reimburses directors for all reasonable travel and lodging expenses incurred in connection with attending meetings. The Company also provides a supplemental health care program and business travel accident insurance for the benefit of its senior executives and its outside directors.

  The 1995 Pinkerton Performance and Equity Incentive Plan (the "Performance Plan") provides that, commencing with the 1995 annual meeting of stockholders of the Company, on the day of each annual meeting of stockholders during the term of the plan, each Director who is not an employee of the Company (a "Non-Employee Director") shall be granted a non-qualified stock option to purchase 4,500 shares of Common Stock, provided that the Non-Employee Director continues in office after said annual meeting. Each such stock option will have a term of ten years and will not be exercisable until such Non-Employee Director has completed one full year of service as a Non-Employee Director with the Company after the date on which the option was granted. The price per share of Common Stock to be paid by the Non-Employee Director will equal the fair market value of one share of Common Stock on the date the stock option is granted and the purchase price of the shares of Common Stock as to which such an option is exercised must be paid only in cash. Each director other than Mr. Brown was granted such a stock option on April 24, 1997.

  The Performance Plan also provides that each Non-Employee Director may elect to receive any or all of his annual retainer as a director in the form of Common Stock. The election must be in writing and must be delivered to the Corporate Secretary of the Company at least six months and one business day before the services are rendered giving rise to such compensation. The total number of shares of Common Stock granted to a Non-Employee Director who elects to forego fees will be determined by dividing the amount of the deferral by the fair market value on the last business day of the quarter in which such fees would have been paid in the absence of an election. (Mr. Mellor is the only director who has made such an election.)

  In connection with Mr. Wathen's retirement as the Company's President and Chief Executive Officer in April 1994, the Company and Mr. Wathen entered into a personal services agreement that initially continues through the annual meeting of stockholders to be held in the year 2000, and shall be extended at that time automatically through April 20, 2004 unless the Board of Directors unanimously resolves not to extend the agreement. The agreement also provides for termination upon Mr. Wathen's resignation, death or disability or by the Company with or without cause. The agreement provides for the payment to Mr. Wathen of $100,000 per year for service in his capacity as Chairman of the Board (reduced by any director's fees otherwise payable to him by the Company) and at least $200,000 per year for services as a consultant to the Company. Mr. Wathen is also eligible to receive annual cash bonuses in the discretion of the Board of Directors and to participate, to the same extent as other non-employee members of the Board, in any stock option awards to directors. The personal services agreement also entitles Mr. Wathen to use a Company owned or financed automobile, to use Company office space and support staff, to receive certain specified term life and medical insurance coverage, to obtain reimbursement for reasonable business expenses incurred while on Company business and, in the discretion of the Board of Directors, to participate in other Company benefit programs maintained from time to time. The personal services agreement calls for the payment to Mr. Wathen of an annual retirement benefit payable in monthly installments of $25,000 for life (provided that, if Mr. Wathen should die before a total of 180 monthly payments shall have been made, the balance of such 180 payments shall continue to be paid to Mr. Wathen's designated beneficiary) and, to the extent practicable, must be made under and in accordance with the terms of the SRIP. Unless the personal services agreement is terminated by the Company for certain specified causes, Mr. Wathen will continue to receive such retirement benefits. Under the personal services agreement, Mr. Wathen has a demand registration right and "piggy-back" registration rights with respect to his holdings of Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three fiscal years ended December 26, 1997, December 27, 1996 and December 29, 1995 of the Chief Executive Officer, and each of the other four most highly compensated executive officers (the "Named Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                         ANNUAL COMPENSATION           AWARDS
                                  --------------------------------- ------------
                                                                     SECURITIES
                                                       OTHER ANNUAL  UNDERLYING   ALL OTHER
                                       SALARY   BONUS  COMPENSATION   OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   ($)     ($)      ($)(1)       (#)(2)       ($)(3)
---------------------------       ---- ------- ------- ------------ ------------ ------------
Denis R. Brown................... 1997 662,865 453,532       733      267,500       40,786
 President and Chief Executive    1996 613,750 625,000       717       67,500       36,511
 Officer                          1995 566,826 283,250       603          --        30,022
C. Michael Carter................ 1997 305,056 146,600       140      100,000        2,760
 Executive Vice President,        1996 266,964 189,700       189       30,000        4,322
 General Counsel and Corporate    1995 250,000  91,875    53,491          --        29,653
 Secretary
James P. McCloskey............... 1997 285,276 146,623       203       80,000        5,450
 Executive Vice President and     1996 266,158 189,000       183       30,000       11,826
 Chief Financial Officer          1995 250,000  92,969    44,950          --        32,459
Don W. Walker.................... 1997 331,526 157,038       140      100,000          138
 Executive Vice President,        1996 307,303 214,988       133       30,000        1,590
 The Americas                     1995 274,997  93,844    26,590          --         4,116
Michael A. Stugrin............... 1997 157,004  52,455        20        4,500          --
 Corporate Vice President,        1996 143,077  66,156        19        4,500          708
 Strategic Planning and Marketing 1995  80,481  34,706     5,169          --           464

--------
(1) The amounts shown represent reimbursement of personal income taxes payable by such executive officer as a result of certain expenses paid and certain benefits provided by the Company to such executive officer.
(2) Of the securities underlying options granted in 1997, the following amounts are subject to approval by the stockholders of the proposed amendment to the Performance Plan: (a) Mr. Brown (200,000 shares);
    (b) Mr. Carter (70,000 shares); (c) Mr. McCloskey (50,000 shares); and (d) Mr. Walker (70,000 shares).
(3) The amounts shown represent payments made under the Company's executive medical expense reimbursement plan and, for Mr. Brown, $23,891 of premiums for disability insurance and $9,110 of premiums for supplemental life insurance. The 1995 amounts for Messrs. Carter and McCloskey also include a $25,000 relocation allowance not contemplated by the Company's relocation policy.

STOCK OPTIONS

  The following tables contain information relating to grants of stock options under the Performance Plan during fiscal 1997 to the Named Officers and the value at year end of options held by the Named Officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL
                                         INDIVIDUAL GRANTS                   REALIZABLE VALUE AT
                         ---------------------------------------------------   ASSUMED ANNUAL
                         NUMBER OF     % OF TOTAL                              RATES OF STOCK
                           SHARES       OPTIONS                              PRICE APPRECIATION
                         UNDERLYING    GRANTED TO                            FOR OPTION TERM(3)
                          OPTIONS     EMPLOYEES IN EXERCISE PRICE EXPIRATION -------------------
NAME                      GRANTED     FISCAL YEAR    ($/SHARE)       DATE      5%($)    10%($)
----                     ----------   ------------ -------------- ---------- --------- ---------
Denis R. Brown..........    5,478(1)       0.6         18.25       02/26/07     62,887   159,355
                           62,022(1)       7.3         18.25       02/26/07    712,013 1,804,220
                          200,000(2)      23.7         22.625      11/24/07  2,845,000 7,210,000
C. Michael Carter.......    5,478(1)       0.6         18.25       02/26/07     62,887   159,355
                           24,522(1)       2.9         18.25       02/26/07    281,513   713,345
                           70,000(2)       8.3         22.625      11/24/07    995,750 2,523,500
James P. McCloskey......    5,478(1)       0.6         18.25       02/26/07     62,887   159,355
                           24,522(1)       2.9         18.25       02/26/07    281,513   713,345
                           50,000(2)       5.9         22.625      11/24/07    711,250 1,802,500
Don W. Walker...........    5,478(1)       0.6         18.25       02/26/07     62,887   159,355
                           24,522(1)       2.9         18.25       02/26/07    281,513   713,345
                           70,000(2)       8.3         22.625      11/24/07    995,750 2,523,500
Michael A. Stugrin......    4,500(1)       0.5         18.25       02/26/07     51,660   130,905

--------
(1) Options vest over four years in equal installments.

(2) Subject to special vesting provisions which will result in accelerated vesting of the options upon attainment of specified stock prices as described in the Report On Executive Compensation by the Compensation Committee hereinafter set forth.

(3) Calculated as a projected stock price, less the exercise price. The projected stock price is calculated assuming that the stock price at the date of grant appreciates at the indicated rate, compounded annually, over the term of the option. At the indicated rates of appreciation, the options covered by note (2) will vest after six years.

                      OPTION VALUES AT DECEMBER 26, 1997

                                                NUMBER OF
                                                 SHARES
                                               UNDERLYING           VALUE
                                               UNEXERCISED     OF UNEXERCISED
                                               OPTIONS AT       IN-THE-MONEY
                                                DEC. 26,         OPTIONS AT
                                                 1997(#)      DEC. 26, 1997($)
                                              EXERCISABLE/      EXERCISABLE/
     NAME                                     UNEXERCISABLE   UNEXERCISABLE(1)
     ----                                    --------------- -------------------
     Denis R. Brown......................... 324,375/438,125 3,730,069/2,252,733
     C. Michael Carter......................  45,750/151,750   542,282/739,283
     James P. McCloskey.....................  45,748/131,752   510,762/713,302
     Don W. Walker..........................  51,750/160,750   529,532/800,151
     Michael A. Stugrin.....................   1,125/7,875      11,859/56,391

--------
(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price. The closing market price of the Common Stock on December 26, 1997 was $22.875.

RETIREMENT PLAN

  The Company maintains a Supplemental Retirement Income Plan (the "SRIP"). The SRIP establishes two retirement benefit levels: (i) a benefit at age 62 of 3.5% of final five-year average compensation for each full year of participation, up to a maximum of 52.5% (the "Level 1 Benefit"); and (ii) a benefit at age 62 of 2% of final five-year average compensation for each full year of participation, up to a maximum of 40% (the "Level 2 Benefit"). The Level 1 Benefit applies to certain participants, generally executive officers, including the Named Officers, and the Level 2 Benefit applies to all other participants. An employee must be recommended by the SRIP's administrative committee and approved by the Board of Directors in order to participate in the SRIP. The plan is not a qualified retirement plan under Section 401 of the Internal Revenue Code.

  Vesting of benefits under the SRIP normally occurs when a participant has five years of SRIP participation. A participant's vested benefit under the previous version of the SRIP as of April 30, 1994 (his or her "grandfathered benefit") will not be reduced because of changes to the SRIP. A SRIP participant with a grandfathered benefit will get the greater of the SRIP benefit or his or her grandfathered benefit. A participant will receive his or her full retirement benefit upon termination of employment after attaining age 62 or a reduced benefit upon termination of employment prior to age 62, but in no event less than the grandfathered benefit. Subject to certain benefit suspension provisions, a participant (or a participant's beneficiary) will receive his or her retirement benefit for life or 180 months, whichever is longer. Upon death prior to retirement, a participant's beneficiary will receive a monthly payment for 180 months.

  The following table shows the estimated annual Level 1 Benefit and Level 2 Benefit payable under the SRIP upon retirement at age 62 with representative compensation and years of service credited to the participant.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                            YEARS OF SERVICE
                      -------------------------------------------------------------
                           LEVEL 1 BENEFITS               LEVEL 2 BENEFITS
  FINAL FIVE YEAR     -------------------------- ----------------------------------
AVERAGE COMPENSATION     5        10      15*       5       10       15      20*
--------------------  -------- -------- -------- ------- -------- -------- --------
 $ 100,000            $ 17,500 $ 35,000 $ 52,500 $10,000 $ 20,000 $ 30,000 $ 40,000
   200,000              35,000   70,000  105,000  20,000   40,000   60,000   80,000
   300,000              52,500  105,000  157,500  30,000   60,000   90,000  120,000
   400,000              70,000  140,000  210,000  40,000   80,000  120,000  160,000
   500,000              87,500  175,000  262,500  50,000  100,000  150,000  200,000
   600,000             105,000  210,000  315,000  60,000  120,000  180,000  240,000
   700,000             122,500  245,000  367,500  70,000  140,000  210,000  280,000
   800,000             140,000  280,000  420,000  80,000  160,000  240,000  320,000
   900,000             157,500  315,000  472,500  90,000  180,000  270,000  360,000
 1,000,000             175,000  350,000  525,000 100,000  200,000  300,000  400,000
 1,100,000             192,500  385,000  577,500 110,000  220,000  330,000  440,000
 1,200,000             210,000  420,000  630,000 120,000  240,000  360,000  480,000
 1,300,000             227,500  455,000  682,500 130,000  260,000  390,000  520,000

--------
* Amounts represent maximum benefit possible for applicable level of benefit and compensation.

  The annual compensation used in the benefits calculation includes the amounts earned as salary and bonus as shown above in the Summary Compensation Table. Messrs. Brown, Carter, McCloskey, Walker and Stugrin are participants in the SRIP and have three, three, three, six and two credited years of service for purposes of the SRIP, respectively. However, the benefits of Messrs. Brown, Carter, McCloskey and Walker are governed by amendments to the SRIP described below. Retirement benefits are computed without regard to the withholding of Social Security and related taxes.

  During fiscal 1993, the SRIP was amended to provide that Mr. Wathen's retirement benefit shall be $25,000 per month for life, as described above under "Directors' Compensation."

  During fiscal 1994, the SRIP was amended to provide that: (i) Mr. Brown's retirement benefit under the SRIP will be 52.5% of his "final average monthly compensation" as defined in his employment agreement described below under "Employment Agreements with Certain Officers," and that his benefit will vest, so long as he remains an employee of the Company: 20%, 46.667%, 73.334% and 100% on April 19, 1999, August 7, 1999, August 7, 2000 and August 7, 2001,
respectively, and (ii) with respect to Mr. Carter and Mr. McCloskey, following September 27, 1999 and October 4, 1999, respectively, their annual benefit accrual rate under the SRIP will be 6.3% and 10.35%, respectively. The amendment results in Messrs. Brown, Carter and McCloskey attaining the 52.5% maximum Level 1 Benefit at age 62. In addition, the employment agreements with Messrs. Carter and McCloskey described below were amended in December 1997 to provide that in the event of a termination of their participation in the SRIP, an equivalent program will be provided to them during their continued employment with the Company.

  During fiscal 1996, the SRIP was amended to provide that Mr. Walker's annual benefit accrual rate under the SRIP will be 5.25% in 1997 and 4.375% thereafter. This amendment results in Mr. Walker attaining the 52.5% maximum Level 1 Benefit at age 62. The Company has also agreed that in the event of a termination of Mr. Walker's participation in the SRIP, an equivalent program will be provided to him during his continued employment by the Company.

  The SRIP has no plan assets. The Company has purchased life insurance policies on the lives of certain individual executives as an investment that it may use to provide pre-retirement death benefits and retirement benefits.

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS

  The Company has an employment agreement with Mr. Brown that continues until August 7, 2001 and is automatically renewed annually thereafter until terminated by Mr. Brown or the Company or until the annual meeting of stockholders to be held in the year 2005. Under the employment agreement, the Company is obligated to pay Mr. Brown a base salary of $550,000 per annum, subject to increase from time to time in the discretion of the Board of Directors. The agreement also provides that Mr. Brown will have a target annual incentive bonus of 50% of base salary tied to the achievement of one or more corporate goals relating to financial or operational performance established annually by the Board at the outset of each fiscal year; and that Mr. Brown's actual annual incentive bonus will decrease or increase, up to a maximum percentage of base salary, depending on the Company's actual performance compared to such objectives, in accordance with formulas provided in the agreement. The Company and Mr. Brown amended the agreement to raise the maximum percentage of base salary achievable from 75% to 100%, effective for 1996 and thereafter. A performance based annual compensation plan, which provides for a maximum bonus of 100% of salary for Mr. Brown, was approved by the stockholders at the 1997 Annual Meeting of stockholders.

  The Company also has employment agreements with Messrs. Carter and McCloskey. Under their employment agreements with the Company, it is obligated to pay a base salary of at least $250,000 per annum and a target annual incentive bonus equal to 35% of base salary, all of which are subject to annual review by the Board of Directors. During 1997, the Compensation Committee approved an increase to 45% of base salary for the target annual incentive bonus effective the beginning of fiscal 1998 for Messrs. Carter, McCloskey and Walker.

  The employment agreements, as amended, of Messrs. Brown, Carter and McCloskey provide that if such executive officer is terminated other than for death, disability, retirement, or cause, the executive officer will receive a lump-sum cash payment equal to the executive's then current annual salary or, in the case of Mr. Brown, his then current annual salary multiplied by the greater of two or the number of years left from the term of his employment agreement. If the employment of such executive officer is terminated within one year following a change in control, he will receive, subject to limitation by tax regulations in certain circumstances, a lump-sum cash payment equal to two times (or in the case of Mr. Brown, 2.99 times) the sum of the executive's base salary on the date of termination plus the amount of the bonus to which the executive was entitled and/or which he received for the fiscal year immediately preceding the termination (or in the case of Mr. Brown, the most recently completed fiscal year for which a bonus was earned). In 1995, the Board approved a Severance Plan for Executive Vice Presidents that applies to Executive Vice Presidents that do not have other severance arrangements with the Company and that are designated by the Compensation Committee as entitled to the benefits of the plan. The benefits provided by the plan are substantially the same as those described above for Messrs. Carter and McCloskey. Mr. Walker is the only executive officer designated as entitled to the benefits of that plan.

  In October 1995, the Board also approved a Severance Plan for Corporate Vice Presidents that applies to Corporate Vice Presidents that do not have other severance arrangements with the Company and that are designated by the Compensation Committee as entitled to the benefits of the plan. The plan provides that if such executive officer is terminated involuntarily other than for "cause", as such term is defined in the plan, the executive officer will receive severance compensation, payable in installments, equivalent to the continuation of the officer's monthly base salary in effect on the termination date for six months thereafter; and the Company will continue the officer's health plan benefits until the earlier of six months after termination or the officer becomes employed. Mr. Stugrin, as a Corporate Vice President, is entitled to the benefits of the plan.

                       REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE

  The Company's Compensation Committee was established in 1988 and is comprised entirely of independent, non-employee members of the Company's Board of Directors. The Committee meets on a regular basis during the fiscal year. This report describes the various components of the Company's executive compensation program and explains the basis on which 1997 compensation determinations were made by the Committee with respect to the Company's executive officers.

  The role of the Compensation Committee is to review and approve each element of the executive compensation program and assess the overall effectiveness and competitiveness of the program. In addition, the Committee administers the key provisions of the executive compensation program according to the objectives of the base salary program, annual incentive plan and long-term incentive plan, and administers the Company's stock incentive plans.

  The Company has retained the services of two independent compensation consulting firms to assist the Company and the Committee in connection with the compensation review process: Towers Perrin relating to the review of the base salary and annual bonus components of compensation and SCA Consulting relating to the review of the long-term incentive component of compensation.

COMPENSATION PHILOSOPHY

  The Committee strives to provide executive compensation policies and programs that:

  . Base executives' variable compensation opportunities on both Company and individual performance;

  . Attract, motivate and retain the executive talent needed to support, implement and reinforce the Company's strategic and business plans;

  . Provide total compensation opportunities to executives that are competitive to those of similarly sized companies in service industries; and

  . Align management's interests with those of stockholders through equity-based compensation and ownership guidelines.

COMPONENTS OF EXECUTIVE COMPENSATION FOR 1997

  The total executive compensation package is primarily comprised of base salary, annual bonus and long-term incentives and also includes benefits such as participation under the SRIP. The Committee's philosophy and administration of each primary element is described below.

  Base Salaries. Base salaries are targeted at the 50th percentile for comparable positions at similarly sized companies. To make this determination, the Committee refers to general and specific service industry compensation surveys. In determining salaries and future increases, the Committee also considers factors such as individual performance, departmental performance, current responsibilities and any changes, individual salary history and inflation. The Company believes that its current base salary structure is generally consistent with its base salary objectives.

  Annual Incentive Plan. The objective of the annual incentive plan is to deliver competitive levels of compensation for the attainment of financial and other objectives that the Company believes are important. Target award levels are set such that the target level of annual cash compensation (i.e., base salary plus annual incentive award) is at the 50th percentile of the competitive market. Achievement above target levels can result in awards up to 200% of the target bonus. Target awards are expressed as a percentage of the executive's base salary. In 1997, the target bonuses of the Executive Vice Presidents and the Corporate Vice Presidents were 35% and 25% of annual base salary, respectively. In light of the Committee's objective to ensure that total annual cash compensation remains competitive and to permit annual incentive awards that could exceed the 50th percentile, the Committee has, effective the beginning of the 1998 fiscal year, increased the target bonuses for Executive Vice Presidents to 45% of annual base salary.

  The annual incentive plan rewards Executive Vice Presidents and Corporate Vice Presidents for both Company performance and individual performance. Company performance is measured by pre-established net income goals of the Company. Other financial results may be considered in the future. Individual performance is measured by pre-established specific, measurable objectives. Of the target award, 75% is based on Company performance and 25% is based on individual performance.

  Depending on actual performance of the Company and the individual, the actual bonus may range from 0% to 200% of the individual's target bonus. However, no bonus is paid if the Company has net losses after fully accruing bonuses. For the Company performance portion of the bonus to be paid, the Company must earn a certain minimum net income goal. Above such minimum goal, a range of 50% to 200% of the Company performance portion may be earned and a range of 0% to 200% of the individual performance portion may be earned, each depending on actual performance against the pre-established goals.

  All Named Officers received above target awards for exceeding target Company and individual objectives for 1997. The Company attained 107% of its target net income goal and all Named Officers exceeded their individual performance objectives. The annual incentive awards for the Company's Chief Executive Officer and other Named Officers are set forth in the summary compensation table under "Executive Compensation."

  Long-term Incentive Plan. In 1995, the stockholders approved the 1995 Pinkerton Performance and Equity Incentive Plan (the "Performance Plan") pursuant to which executive and employee stock option grants are made. In 1994, the Committee approved a range of annual option grants for each employee grade eligible for options. Ranges were developed to deliver long-term compensation that, when added to annual cash compensation, would deliver a total compensation package at the 50th percentile of market. Actual grants are determined on the basis of individual performance and the dilutive effect of such grants. In 1997, the Committee approved stock option grants within the range described above to the Company's executives.

  On November 24, 1997, the Committee approved an additional front-loaded performance stock option grant ("Performance Options") under the Performance Plan to the CEO and Executive Vice Presidents. The purpose of the grant is to focus the CEO and Executive Vice Presidents on achieving pre-determined stock price goals within the next four years. Grants were made at the midpoint of the established ranges and are designed to deliver long-term incentive opportunity at the 50th percentile or higher of the market for the next four years. Performance Options have an exercise price equal to the fair market value of the underlying shares on the date of grant ($22.625) and will expire not later than January 1, 2005. Performance Options will vest no later than January 1, 2004 and may vest earlier if the stock price goals described below are achieved.

  In the event that the Company's stock price trades for twenty consecutive trading days (the "Trading Period") at an average price of $26.02 or greater in 1998, 25% of the options will vest on the final day of the Trading Period. In the event that the Company's stock price trades at an average of $29.87 or greater during a Trading Period ending on or before December 31, 1999, 50% of the options (reduced by any previously vested options) will vest on the final day of such Trading Period. In the event that the Company's stock price trades at an average of $34.39 or greater during a Trading Period ending on or before December 31, 2000, 75% of the options (reduced by any previously vested options) will vest on the final day of such Trading Period. In the event that the Company's stock price trades at an average of $39.59 or greater during a Trading Period ending on or before December 31, 2001, 100% of the options (reduced by any previously vested options) will vest on the final day of such Trading Period.

  The Committee will consider granting future options to the CEO and Executive Vice Presidents at the earlier date of: (1) achievement of the $39.59 stock price goal, or (2) four years from the date of the Performance Option grant.

STOCK OWNERSHIP GUIDELINES

  To further align the interests of executives with stockholders, the Committee has established stock ownership guidelines that are designed to encourage the accumulation and retention of a significant portion of its equity by its executive officers. The guidelines require that each executive officer hold a minimum multiple of his or her base salary in Company equity by the end of the year 2002. The following guidelines are designed to be reasonably achievable within the stated time frame and under the current long-term incentive program:

                                                                     MULTIPLE OF
          POSITION                                                   BASE SALARY
          --------                                                   -----------
       Chief Executive Officer......................................      4x
       Executive Vice Presidents....................................      3x
       Corporate Vice Presidents....................................      1x

  Ownership guidelines can be satisfied with either stock held as a stockholder and/or effective shares held as a result of vested options under the long-term incentive plan (i.e., the embedded value of vested options). As of the end of fiscal year 1997, the executive officers held shares of Common Stock (including effective shares) valued at the following multiples of the base salary figures reported in the summary compensation table: Mr. Brown
(6x), Mr. Carter (1.8x), Mr. McCloskey (2.1x), Mr. Walker (2.9x) and Mr. Stugrin (less than 1x).

CEO COMPENSATION

  Under Mr. Brown's leadership, the Company achieved its net income goal and implemented long-range tactics in its strategic plan. As a result, during 1997 the Committee increased Mr. Brown's annual base salary from $625,000 to $671,875.

  In 1997, the stockholders approved "The CEO Annual Incentive Plan" which is intended to promote and advance the interests of the Company and its stockholders by rewarding the CEO for attaining important Company goals. Under such plan, Mr. Brown's target award is 50% of his base salary and the actual bonus paid can range from 0% to 100% of his base salary depending on the Company's performance against pre-established goals subject to a maximum of $1,250,000. For 1997, the Company goal was the net income goal established for the Company's annual incentive plan as described above in "Annual Incentive Plan." Since the Company achieved 107% of its net income goal, Mr. Brown received $453,532 under the CEO Annual Incentive Plan.

  In addition to the cash bonus described above, Mr. Brown was granted options to purchase 267,500 shares of common stock (of which 200,000 are Performance Options as described above in "Long-term Incentive Plan" which are subject to stockholder approval of the proposed amendment to the Performance Plan).

DEDUCTIBILITY OF COMPENSATION

  Internal Revenue Code Section 162(m) ("Section 162(m)") does not allow the Company to take a tax deduction pertaining to certain types of compensation in excess of $1,000,000 paid to a covered employee as defined in Section 162(m). "Performance-based" compensation (as defined by Section 162(m)) is not subject to Section 162(m) limitations. The Company's current compensation levels and programs (excluding base salary) are "performance-based" and no compensation which is not performance based exceeds the $1,000,000 limit.

  The Company will consider the impact of Section 162(m) in making compensation decisions for executive officers, but the Company makes no assurances that it will not pay compensation for which it cannot take a tax deduction. The Performance Plan and the annual incentive compensation plan for the President and Chief Executive Officer have been designed to constitute "performance-based" compensation. However, due to ambiguities in Section 162(m) and uncertainties regarding its interpretation, no assurances can be given that compensation intended to be "performance-based" compensation will in fact be deductible if it should, together with any other compensation paid to any Covered Employee, exceed $1,000,000.

Compensation Committee

  John A. Gavin, Chairman
  James R. Mellor
  J. Kevin Murphy
  Robert H. Smith

                               PERFORMANCE GRAPH

  The following graph illustrates the performance of the cumulative total return to the holders of the Common Stock in comparison to the cumulative total return (assuming dividend reinvestment) of companies on the Standard and Poor's 500 Stock Index and the Standard and Poor's Services
(Commercial/Consumer) Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG PINKERTON'S, INC., THE S & P 500 INDEX
              AND THE S & P SERVICES (COMMERCIAL/CONSUMER) INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                    Legend

      Symbol      Index Description       12/92 12/93   12/94  12/95  12/96  12/97
      ------      -----------------       ----- ------ ------- ------ ------ ------
      ______      PINKERTON'S, INC.        100   93.98  93.981  93.98 121.08 169.88

      - - -       S&P 500 Stocks           100  110.08 111.53  153.45 188.68 251.64
                  S&P Services

      ......      (Commercial/Consumer)    100   96.90  88.71  119.82 123.74 169.79

      * ASSUMING $100 INVESTED IN STOCK
        OR INDEX ON DECEMBER 31, 1992,
        REINVESTMENT OF DIVIDENDS, AND
        FISCAL YEAR ENDING DECEMBER 31.


     NOTE: Last trading day of the month is used.

      PROPOSAL 2--APPROVAL OF AMENDMENT TO THE 1995 PINKERTON PERFORMANCE
                          AND EQUITY INCENTIVE PLAN.

  The 1995 Performance and Equity Incentive Plan (the "Performance Plan") was approved by the stockholders at the 1995 Annual Meeting of Stockholders, with the maximum number of shares of Common Stock with respect to which awards may be granted under the Performance Plan being equal to the number of shares then remaining available for awards under the Company's 1990 Stock Option Plan (606,675 shares). Upon stockholder approval of the Performance Plan, the 1990 Stock Option Plan was frozen such that no further awards are permitted under that plan.

  At the 1996 Annual Meeting of Stockholders, the stockholders approved an amendment to the Performance Plan which increased the maximum number of shares with respect to which awards may be made under the plan from 606,675 shares to 1,131,675 shares.

  As of March 4, 1998, there remained no shares of Common Stock with respect to which awards may be granted under the Performance Plan. In November 1997, the Compensation Committee made grants of Performance Options aggregating 390,000 shares to the President and Chief Executive Officer and the Executive Vice Presidents of the Company and in February 1998 made additional grants to other employees of the Company under the Company's customary grant program (and other programs). These grants were made subject to the approval of the stockholders of the proposed amendment to the Performance Plan. Unless the number of shares with respect to which awards may be granted under the Performance Plan is increased, there will be insufficient shares for the grants made in November 1997, grants made in February 1998 and possible grants to employees hired during the current year, notwithstanding the cancellations and expirations of outstanding options that are likely to occur in the ordinary course of the plan.

  The Board of Directors has unanimously adopted an amendment to the Performance Plan which, upon stockholder approval of the amendment, increases the number of shares with respect to which awards may be made under the plan from 1,131,675 to 2,296,087 shares. The result of this amendment would be to increase the remaining shares of Common Stock with respect to which awards may be granted under the Performance Plan by 1,164,412 shares. This increase in the number of shares available under the plan is expected to be adequate for option awards over the next several years, subject only to possible accelerated vesting of Performance Options. The Board of Directors recommends that the stockholders approve this amendment to the Performance Plan, attached hereto as Appendix A.

  The Performance Plan is intended to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and reward managerial and other key employees and directors who are not employees of the Company (the "Non-Employee Directors") and to strengthen the mutuality of interests between such employees and Non-Employee Directors and the Company's stockholders. The Performance Plan is designed to achieve these objectives by offering performance-based stock and cash incentives and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. Stock options, stock appreciation rights, restricted stock awards and performance awards may be granted under the Performance Plan to employees of the Company. Stock options and certain Common Stock awards in lieu of a director's annual retainer fees constitute the only awards that may be granted to Non-Employee Directors.

ADMINISTRATION

  The Performance Plan is administered by a committee (the "Committee"), appointed by the Company's Board of Directors, which will consist of two or more directors, each of whom must be a "non-employee director" as defined in Rule 16b-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless the Board determines otherwise, the Committee will be comprised solely of persons who qualify as "outside" directors for purposes of Internal Revenue Code ("Code") Section 162(m). The Committee is authorized to construe and interpret the Performance Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Performance Plan and to make all other determinations necessary or advisable for the administration of the Performance Plan. Subject to the provisions of the Performance Plan, the Committee has full authority to determine the employees to whom awards under the Performance Plan are granted, the number of shares of Common Stock or units to be covered by each of the awards and the terms of any such award. The Company's Compensation Committee has been designated as the Committee under the Performance Plan until otherwise determined by the Board.

ELIGIBILITY

  Awards may be granted to such salaried employees (including employees who are members of the Board) as the Committee determines. Awards of stock options will be granted automatically to non-employee directors, as described below in "Awards to Non-Employee Directors," and Non-Employee Directors may elect to receive all or a portion of their annual retainer as directors in the form of Common Stock. The Company estimates that approximately 300 employees and eight Non-Employee Directors are currently eligible to receive awards under the Performance Plan.

STOCK OPTIONS

  Stock options granted under the Performance Plan may be intended to qualify as incentive stock options under Code Section 422 (so called "incentive stock options"), or as options not intended to qualify for such treatment (so called "non-qualified stock options"), or a combination of both types. Only non-qualified stock options may be granted as Performance Options. Stock options may be granted alone, in addition to or in tandem with other awards under the Performance Plan. The option exercise price per share of Common Stock purchasable under a stock option may not be less than 100% of the "fair market value" (as defined in the Performance Plan) of a share of Common Stock on the date of the grant of such stock option. In addition, if an incentive stock option is granted to an employee who, at the time such incentive stock option is granted, owns more than ten percent of the total combined voting power of all classes of stock of the Company, or if applicable, a subsidiary or a parent of the Company (a "Ten-Percent Stockholder"), then the option price per share of such incentive stock option may not be less than 110% of the fair market value of the shares covered by the option on the option grant date.

  The term of each stock option will be fixed by the Committee, except that the term of stock options may not exceed ten years after the date the stock option is granted and, in the case of a grant of an incentive stock option to an employee who is a Ten-Percent Stockholder at the time of such grant, the term may not exceed five years. To the extent that the aggregate fair market value of the stock with respect to which incentive stock options first become exercisable by the employee during any calendar year (under all such plans maintained by the Company, its parent, if any, and its subsidiaries, if any), such fair market value being determined as of the date of grant of the options or option in question, exceeds $100,000, the options or option will not be an incentive stock option. No grants of incentive stock options will be made ten years or more from the Performance Plan's adoption by the Board.

STOCK APPRECIATION RIGHTS

  A stock appreciation right is an award entitling a participant to receive an amount equal to, or less than, the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant of the stock appreciation right, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right was exercised. A stock appreciation right may be granted in tandem with, in addition to or completely independent of a stock option or any other award under the Performance Plan. Payment upon exercise of a stock appreciation right may be made in cash, in shares of Common Stock or any combination thereof; provided, however, that any stock appreciation right exercised upon or subsequent to the occurrence of a "change in control" of the Company (as defined in the Performance Plan) must be paid in cash. Stock appreciation rights granted in tandem with incentive stock options are subject to additional limitations under the Performance Plan. No stock appreciation rights have been awarded under the Performance Plan.

RESTRICTED AWARDS

  Restricted awards granted under the Performance Plan may be in the form of restricted stock grants or restricted unit grants or a combination of both. A restricted stock grant is an award of shares of Common Stock transferred to a Performance Plan participant, whereas a restricted unit grant is an award of units (with each unit having a value equivalent to one share of Common Stock), each subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the participant forfeit such shares back to the Company upon termination of employment for specified reasons within a specified period of time.

  Restricted awards may be subject to restrictions that lapse over time with or without regard to performance objectives for a specific performance period. Restricted Awards may be granted alone, in addition to or in tandem with other awards under the Performance Plan. In establishing performance objectives, the Committee will also establish a schedule or schedules setting forth the portion of the restricted award that will be earned or forfeited based on the degree of achievement of the performance objectives actually achieved or exceeded, as determined by the Committee.

  Each participant receiving a restricted stock grant will be issued a stock certificate representing such shares of Common Stock, and the certificate will be held in custody by the Company until the restrictions thereon have lapsed or been removed. Subject to the restrictions set forth in the applicable award agreement, a participant will possess, with respect to the shares of Common Stock received under a restricted stock grant, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Until such time as the restrictions have lapsed, a participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a restricted stock grant. Payment of restricted unit grants may be made in cash, in shares of Common Stock or any combination thereof. No restricted awards have been made under the Performance Plan.

PERFORMANCE AWARDS

  Performance awards granted under the Performance Plan may be in the form of performance equity grants or performance unit grants, or a combination of both. A performance equity grant is an award of units (with each unit equivalent in value to one share of Common Stock), whereas a performance unit grant is an award of units (with each unit representing such monetary amount as is designated by the Committee), each granted to a participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the participant forfeit such units or a portion of such units in the event certain performance objectives are not met within a designated performance period.

  Performance awards may be granted alone, in addition to or in tandem with other awards under the Performance Plan. The Committee will establish performance periods and performance objectives applicable to performance awards. In establishing the performance objective, the Committee will also establish a schedule or schedules setting forth the portion of the performance award that will be earned or forfeited based on the degree of achievement of the performance objectives actually achieved or exceeded as determined by the Committee.

  In the case of a performance equity grant, the participant will be entitled to receive payment for each unit earned in an amount equal to the aggregate fair market value of the shares of Common Stock covered by such award. In the case of a performance unit grant, the participant will be entitled to receive payment for each unit earned in an amount equal to the dollar value of each unit multiplied by the number of units earned. There have not been any performance awards granted under the Performance Plan.

PERFORMANCE OBJECTIVES

  Under the Performance Plan, performance objectives are the specific target objectives established by the Committee under one or more of the following nine criteria: earnings per share of the Common Stock; return on average stockholders' equity; return on capital; total stockholder returns of the Company; operating cash flow; net income; sales growth; return on sales; and return on net assets. These objectives may be established by the Committee as absolute targets or may be compared to a peer group of comparable companies established by the Committee. To the extent awards are intended to qualify as performance-based compensation under Code Section 162(m), then the specific performance objectives will be established in writing no later than 90 days after the commencement of the performance period to which the performance objectives relate, but in no event after 25% of the performance period has elapsed. The performance periods established by the Committee for which performance objectives are established are to be not less than one and no more than ten consecutive fiscal years. The Committee may adjust performance objectives, adjust the way performance objectives are measured or shorten any performance period if it determines that conditions or the occurrence of events warrants such actions; provided, that the Committee's right to make such adjustments shall not apply to any performance award that is intended to qualify as performance-based compensation under Code Section 162(m) if and to the extent that it would prevent the award from so qualifying. Stock options and stock appreciation rights are deemed to be performance-based compensation and therefore do not require the establishment of performance goals, if (i) the grant of such options and stock appreciation rights is made by a committee meeting Code Section 162(m)'s outside directors requirement, (ii) the plan states the maximum number of shares with respect to which option and stock appreciation rights may be granted during a specified period to any employee and (iii) the exercise price for such option or stock appreciation right is not less than the fair market value of the common stock on the date of grant, which conditions are met by the Performance Plan.

  The awards for any participant determined on the basis of performance objectives established under the Performance Plan may be reduced or eliminated upon the attainment of the performance objective, but the Committee will not have the discretion to increase a payment upon the attainment of a performance objective. Under Code Section 162(m), the achievement of applicable performance goals and the actual amounts payable to each participant under the Performance Plan must be certified by the Committee.

AWARDS TO NON-EMPLOYEE DIRECTORS

  Non-qualified stock options and certain Common Stock awards, as described below, constitute the only awards that may be granted to Non-Employee Directors under the Performance Plan. The Performance Plan provides that on the day of each annual meeting of stockholders during the term of the plan, each Non-Employee Director shall be granted a non-qualified stock option to purchase 4,500 shares of Common Stock, provided that the Non-Employee Director continues in office after said annual meeting. Each such stock option will have a term of ten years and will not be exercisable until such Non-Employee Director has completed one full year of service as a Non-Employee Director with the Company after the date on which the option was granted. The price per share of Common Stock to be paid by the Non-Employee Director will equal the fair market value of one share of Common Stock on the date the stock option is granted and the purchase price of the shares of Common Stock as to which such an option is exercised must be paid only in cash.

  Each Non-Employee Director may elect to receive any or all of his or her annual retainer as a director in the form of Common Stock. The election must be in writing and must be delivered to the Corporate Secretary of the Company at least six months and one business day before the services are rendered giving rise to such compensation. The total number of shares of Common Stock granted to a Non-Employee Director who elects to forego fees will be determined by dividing the amount of the deferral by the fair market value on the last business day of the quarter in which such fees would have been paid in the absence of an election.

AWARDS SUBJECT TO THE PERFORMANCE PLAN

  Upon the approval by the stockholders of the proposed amendment to the Performance Plan, the maximum number of shares of Common Stock with respect to which awards may be granted under the Performance Plan would be 2,296,087. The maximum number of shares of Common Stock with respect to which stock options and stock appreciation rights payable in shares of Common Stock may be granted during any fiscal year to any employee may not exceed 375,000. The maximum dollar value with respect to awards (other than stock options and stock appreciation rights payable in shares of Common Stock) that are intended to qualify as performance-based compensation under Code Section 162(m) that may be paid for any particular performance period to any employee is $1,000,000.

  Other than the annual option awards to Non-Employee Directors described above, the specific benefits to be paid to participants under the Performance Plan are not determinable in advance because the Committee has discretion to determine the awards and the participants under the Performance Plan.

  With respect to awards granted to employees, in the event of changes in all of the outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, liquidations or similar events or in the event extraordinary cash or non-cash dividends are declared with respect to outstanding shares of Common Stock or other similar transactions, the number and class of shares of Common Stock available under the Performance Plan in the aggregate, the number and class of shares of Common Stock subject to awards theretofore granted, the number of stock appreciation rights theretofore granted, applicable purchase prices, applicable performance objectives for the performance periods not yet completed and performance levels and portion of payments related thereto, and all other applicable provisions, will be equitably adjusted by the Committee. With respect to stock options granted to Non-Employee Directors, the number of shares of Common Stock covered by each outstanding stock option grant held by a Non-Employee Director and the exercise price of such stock option are automatically proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.

TERMINATION OF EMPLOYMENT OR SERVICE

  Except as may be otherwise provided in the applicable award agreement evidencing the award, upon termination of a participant's employment or director's service with the Company or any of its subsidiaries, such participant or director (or in the case of death, the person(s) to whom the award is transferred by will or the laws of descent and distribution) may exercise such award for one year following termination in the case of death or disability (but in no event after the normal expiration date of such award) to the extent that such participant or director was entitled to exercise such award at the date of such termination. Such exercise period is restricted to 90 days after the date of termination in all other cases, except for terminations for "cause" (as defined in the Performance Plan) in which case the award shall immediately terminate. In the event the employment of a participant terminates other than for cause following a "change in control" (as defined in the Performance Plan), then such participant shall be able to exercise any award outstanding on the date of the termination for the remainder of the term of the award.

CHANGE IN CONTROL

  In the event of a "change in control" of the Company (as defined in the Performance Plan and below) (i) all stock options or stock appreciation rights then outstanding shall become fully exercisable as of the date of the change in control, whether or not then exercisable, (ii) all restrictions and conditions of all restricted stock grants and restricted unit grants then outstanding shall be deemed satisfied as of the date of the change in control, and (iii) all performance equity grants and performance unit grants shall be deemed to have been fully earned as of the date of the change in control. Moreover, the Committee, in its sole discretion, may at any time, and subject to the terms and conditions as it may impose: (a) grant awards that become exercisable only in the event of a change in control, (b) provide for awards to be exercised automatically and only for cash in the event of a change in control, and (c) provide in advance or at the time of a change in control for cash to be paid in settlement of any award in the event of a change in control.

  A "change in control" of the Company means the occurrence of any of the following events, with certain exceptions for certain of the Named Officers:
(i) acquisitions by any individual, entity or group of ownership of 20% or more of the Company's outstanding Common Stock or voting securities, (ii) incumbent Board members ceasing to constitute at least 66 2/3% of the Board, or (iii) approval by the stockholders of the Company and completion of a reorganization, merger or consolidation of the Company, a plan of complete liquidation or dissolution of the Company, or the sale of substantially all of the assets of the Company.

  The aggregate present value of all parachute payments payable to or for the benefit of a participant, whether payable pursuant to the Performance Plan (or otherwise) (excluding those payments made pursuant to an agreement with the Company that specifically provides otherwise), shall be limited to three times the participant's base amount less one dollar. For these purposes, the terms "parachute payment," "base amount" and "present value" shall have the meanings assigned thereto under Code Section 280G. The intention of this provision is to avoid excise taxes on the participant under Code Section 4999 or the disallowance of a deduction to the Company pursuant to Code Section 280G.

AMENDMENT AND TERMINATION

  The Board may terminate the Performance Plan at any time, or may amend the plan at any time, but no amendment without the approval of the stockholders of the Company shall be made if stockholder approval under Code Section 422 or Rule 16b-3 would be required. Notwithstanding the previous sentence, (i) the provisions of the Performance Plan relating to Non-Employee Directors (i.e., that affect the formula award terms required to be specified in the Performance Plan by Rule 16b-3 of the Exchange Act) shall not be amended more than once every six months, except that the Performance Plan may be amended to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder and (ii) no amendment to the Performance Plan shall be made without the approval of the stockholders of the Company which would change the material terms of performance goals that were previously approved by the Company's stockholders within the meaning of Code Section 162(m), unless the Board determines that (i) such approval is not necessary to avoid loss of a deduction under Code Section 162(m), (ii) such approval will not avoid such a loss of deduction or (iii) such approval is not advisable.

FEDERAL INCOME TAX CONSEQUENCES

  The tax consequences of awards granted under the Performance Plan are complex. The following is a summary only of the general tax principles applicable to awards under the Performance Plan under federal law as in effect on the date of this Proxy Statement.

  Options. There are no tax consequences to the optionee upon the grant of an option pursuant to the Performance Plan. There are no tax consequences to the optionee upon exercise of an incentive stock option, except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to alternative minimum tax. If the shares of Common Stock acquired are not disposed of within two years from the date the incentive stock option was granted and within one year after the shares are transferred to the optionee, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If all requirements other than the above described holding period requirements are met, a "disqualifying disposition" occurs and gain in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the optionee exercise price or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), is taxed as ordinary income and the Company will be entitled to a corresponding deduction in an amount equal to the optionee's ordinary income at that time. The gain in excess of this amount, if any, will be characterized as long-term capital gain if the optionee held the shares for more than one year.

  Other than incentive stock options, all options granted under the Company will be taxed as non-qualified options. Upon the exercise of a non-qualified option, the optionee will recognize taxable income in the amount by which the then fair market value of the shares of Common Stock acquired exceeds the option exercise price, with the Company being entitled to a deduction in an equal amount. The amount of such taxable income will be characterized as compensation income to the optionee. Upon the subsequent disposition of the Common Stock, the optionee will recognize gain or loss, which will be characterized as capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares (the basis being equal to the sum of the price paid for the stock and the amount of income realized upon exercise of the option) provided the shares are held as a capital asset. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon whether his or her holding period for tax purposes exceeds one year.

  The taxable income recognized upon the exercise of a non-qualified option is subject to withholding for federal income tax purposes. Accordingly, the Company generally must, as a condition to the exercise of a non-qualified option, deduct from payments or shares otherwise due to the optionee the amount of taxes required to be withheld by virtue of such exercise or require that the optionee pay such withholding to the Company or make other arrangements satisfactory to the Company regarding the payment of such taxes.

  Stock Appreciation Rights. The amount of any cash (or the fair market value of any Common Stock) received by the holder of stock appreciation rights upon the exercise of stock appreciation rights under the Performance Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for such amount.

  Restricted Stock Awards. An employee who has been awarded restricted stock will not recognize taxable income at the time of the award unless he elects otherwise. If the recipient elects to be taxed at the time of the award, the Company will be entitled to a corresponding deduction. At the time restrictions applicable to the restricted stock award lapse, the employee will recognize ordinary income and the Company will be entitled to a corresponding deduction. The recipient's income and the Company's deduction will be equal to the excess of the fair market value of such stock at such time over the amount paid therefor. Dividends paid on the restricted stock during the period the shares are held in escrow will generally be ordinary compensation income to the recipient of the restricted stock and deductible as such by the Company.

  Performance Awards. An employee who has been granted a performance award will not recognize taxable income, and the Company will not be entitled to a deduction at the time of the award. At the time the employee is entitled to the performance award, the employee will recognize ordinary income equal to the sum of the cash and fair market value of the shares of the Common Stock at such time, and the Company will be entitled to a corresponding deduction. To the extent performance awards are paid in shares of restricted Common Stock, the federal income tax consequences described above applicable to restricted stock awards will apply.

  Officers and Directors Subject to Section 16(b) Liability. Special rules may apply to officers and directors subject to liability under Section 16(b) of the Exchange Act that may prevent the recognition of income by such individuals and the corresponding deduction by the Company before the date six months following the grant of an option or stock appreciation right or the receipt of restricted stock or shares pursuant to a performance award (unless the individual receives the shares before that date and elects to be taxed upon such receipt).

  Limitations. The employees receiving awards as a result of a change in control of the Company may be subject to certain limitations on the amount of benefits to be payable under the Performance Plan.

  General Tax Law Considerations. The preceding paragraphs are intended to be merely a summary of the most important Federal income tax consequence concerning the grant of awards under the Performance Plan and the disposition of shares of Common Stock issued thereunder in existence as of the date of this Proxy Statement. Therefore, participants in the Performance Plan should review the current tax treatment with their individual tax advisors at the time of the grant, exercise or any other transaction relating to any award or underlying stock issued under the Performance Plan.

  Because the Company retains the discretion to change the specific performance target that it establishes under the Performance Plan, stockholder ratification of the performance goals will be required at five-year intervals in the future under Code Section 162(m) to assure the status of payments under such plans as performance-based compensation. In light of the ambiguities in Code Section 162(m) and uncertainties regarding its ultimate interpretation, no assurances can be given that compensation paid under the Performance Plan will in fact be deductible if it should, together with any other compensation to any Named Officer, exceed $1,000,000.

AVAILABILITY OF PLAN

  Copies of the Performance Plan are available upon request directed to Pinkerton's, Inc. 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810, Attention: Corporate Secretary.

VOTE REQUIRED

  Approval of the Amendment to the Performance Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

         PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected, on the advice of its Audit Committee, the independent accounting firm of KPMG Peat Marwick LLP to serve as its auditors for the fiscal year ending December 25, 1998. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1983.

  One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions during the Annual Meeting.

  Ratification of the selection of KPMG Peat Marwick LLP requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Each director, officer and other designated employee of the Company who is subject to Section 16 of the Exchange Act, and each other person who owns beneficially more than 10% of the Common Stock, is required by Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Common Stock. Copies of such reports on Forms 3, 4 and 5 must also be provided to the Company. Based on the Company's review of the copies of such forms and amendments thereto it has received and written representations from certain reporting persons, the Company believes that all such forms were filed on a timely basis during fiscal 1997.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters that are to be presented for action at the Annual Meeting other than those set forth herein. Should any other matter requiring a vote of the stockholders come before the Annual Meeting, or any adjournment thereof, the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment and discretion.

                                 ANNUAL REPORT

  Any stockholder, upon request, may obtain without charge, a copy of the Company's Annual Report on Form 10-K, without exhibits, as filed with the Securities and Exchange Commission. The Company will also furnish to any stockholder, upon request, a copy of any exhibit to the Company's Annual Report on Form 10-K, upon the payment of a fee representing the Company's actual cost of reproduction and handling. Requests should be in writing and directed to Pinkerton's, Inc., 15910 Ventura Boulevard, Suite 900, Encino, California 91436-2810, Attention: Corporate Secretary.

                                          By Order of the Board of Directors
                                          /s/ C. Michael Carter
                                          C. Michael Carter
                                          Corporate Secretary

Encino, California
March 23, 1998

                                                                     APPENDIX A

                               AMENDMENT TO THE
             1995 PINKERTON PERFORMANCE AND EQUITY INCENTIVE PLAN

  Subject to and upon the approval of this Amendment by the stockholders at the 1998 Annual Meeting of Stockholders of Pinkerton's, Inc., the 1995 Pinkerton Performance and Equity Incentive Plan is hereby amended to replace in its entirety the first sentence of Section 4(a)--Maximum Number of Shares of Common Stock, with the following sentence:

    The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan, subject to adjustment as provided in
    Section 15 of the Plan shall be Two Million Two Hundred Ninety-Six Thousand, Eighty-Seven (2,296,087).

  In witness whereof, the undersigned authorized officer of Pinkerton's, Inc. certifies that the foregoing Amendment has been duly approved and adopted by the Board of Directors on December 18, 1997 and by the stockholders on April 30, 1998.

                                          PINKERTON'S, INC.

                                          By: _________________________________
                                              C. Michael Carter
                                              Executive Vice President, General
                                              Counsel and Corporate Secretary

                               PINKERTON'S, INC.
          This Proxy is Solicited on Behalf of the Board of Directors
                  for the 1988 Annual Meeting of Stockholders
                           Thursday, April 30, 1998

     The undersigned stockholder of Pinkerton's, Inc., a Delaware corporation, hereby appoints Denis R. Brown, C. Michael Carter and James P. McCloskey, or any of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of Pinkerton's, Inc., to be held on April 30, 1998, at 2:00 p.m., local time, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California, and at any adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

     Proposals 1, 2 and 3 are made by Pinkerton's, Inc.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy
Statement, dated March 23, 1998.

(Continued, and to be dated and signed on the reverse side.)


                                                    PINKERTON'S, INC.
                                                    P. O. BOX 11212
                                                    NEW YORK, N.Y. 10203-0212

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
1. ELECTION OF THE         FOR all nominees    [_]    WITHHOLD AUTHORITY to vote      [_]   *EXCEPTIONS   [_]
   FOLLOWING NOMINEES:     listed below               for all nominees listed below

The nominees For Class I Directors: Gerald D. Murphy, J. Kevin Murphy and William H. Webster
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE 1995 PERFORMANCE AND EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES WITH RESPECT TO WHICH AWARDS MAY BE MADE UNDER THE PLAN.

              FOR    [_]      AGAINST    [_]      ABSTAIN    [_]

3. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1998.

              FOR    [_]      AGAINST    [_]      ABSTAIN    [_]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE SUCH SHARES WITH RESPECT TO THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

              FOR    [_]      AGAINST    [_]      ABSTAIN    [_]


Check here if you plan                             Address Change
to attend the meeting.     [_]                     and/or Comments     [_]

             Note: Signatures must correspond exactly with the name(s) shown on the attached label. Each joint owners should sign. Executors, administrators, trustees, guardians and other persons signing in a representative capacity should give full titles. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU SO DESIRE.

             Dated: ____________________________________________________, 1998

             _________________________________________________________________
                                Signature of Stockholder

             _________________________________________________________________
                                Signature of Stockholder

             Votes MUST be indicated(x) in Black or Blue Ink. [X]

       PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

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